Exhibit 99.1

NEWS FROM

For more information contact:	For media inquiries:
Kate Lowrey	David P. Garino
Director, Investor Relations	(314) 982-0551
ESCO Technologies Inc.
(314) 213-7277

ESCO ANNOUNCES FIRST QUARTER 2013 RESULTS

ST. LOUIS, February 7, 2013 – ESCO Technologies Inc. (NYSE: ESE) today reported its operating results for the first quarter ended December 31, 2012.
As noted in the November 12, 2012 earnings release, the Company provided EPS guidance for 2013 on an adjusted basis, which excluded certain costs associated with the Test segment restructuring. Management believes EPS – “As Adjusted” is a better indicator of the Company’s 2013 performance and allows shareholders better visibility into the underlying operations of the Company.

Summary Highlights

•	Q1 2013 EPS – “As Adjusted” was $0.05 per share, with GAAP EPS of $0.01 per share compared to $0.19 in Q1 2012;
•	During Q1 2013, the Company recorded an additional $44 million in orders from Southern California Gas Company (SoCalGas), resulting in program-to-date orders of $139 million through December 31, 2012;
•	Subsequent to December 31, 2012, an additional $4 million in orders were received from SoCalGas;
•
Consolidated orders were $195 million in Q1 2013, resulting in a book-to-bill ratio of 1.34x, and firm backlog of $457 million at December 31, 2012. Backlog increased $50 million, or 12 percent, in Q1 2013 since September 30, 2012;

•	Segment book-to-bill ratios for Q1 2013 were: Utility Solutions Group (USG) 1.52x, Filtration 1.23x, and Test 1.18x;

•
Consolidated Q1 2013 sales were $145 million compared to $153 million in Q1 2012, with Filtration increasing 7 percent, USG was lower due to the timing of power-line sales throughout the respective years, and Test was lower due to the timing of major projects;

•
SG&A decreased to $47 million in Q1 2013 from $49 million in Q1 2012 primarily due to lower costs in USG as certain new product development (NPD) projects were completed in the second half of 2012, with the related products being introduced to the market. In addition, Test spending was lower as several cost savings initiatives were realized; and,

•	The 17 percent effective tax rate in Q1 2013 is the result of an insignificant discrete tax benefit ($50,000) being divided into the small pretax earnings amount.

Chairman’s Commentary

Vic Richey, Chairman and Chief Executive Officer, commented, “I’m satisfied with our operating results in the first quarter, with the highlights including another strong quarter of entered orders, and the formal launch of the SoCalGas deployment. Having all three segments reporting strong order growth in the Quarter certainly bodes well for the balance of the year.
“I’m also pleased to note that we wrapped up the quarter with several pieces of good news on the M&A front, with the acquisition of innovative smart grid technologies from Metrum Technologies LLC, and the addition of the Finepoint Circuit Breaker Conference to Doble’s globally recognized industry conference offerings. Each of these acquisitions adds to our ability to better serve our customers in providing best-in-class solutions.
“Operationally, Filtration continued its outstanding performance on both the top and bottom line, and Test came in as expected. The Test restructuring is on plan and should be completed within the timeframe and cost parameters noted earlier. Regarding orders and backlog, Test is off to a strong start in 2013 as several large projects were awarded in the first quarter. They included a large domestic automotive test chamber and a project related to a new market area for Test, where we are installing critical RF shielding at a large utility’s data center to prevent electro-magnetic pulse (EMP) interference, thereby enhancing security and reliability. We expect this new market initiative to grow over the next few years.
“USG was expected to be soft in the first quarter and the results reflect that. Aclara was expected to report a loss as our cost structure is set up for the sales volumes planned over the balance of the year. Additionally, we had a modest headwind at Doble resulting from the East Coast storm that delayed some product and service revenues as several large utilities across the Eastern part of the country redirected their maintenance efforts to support the restoration of power to those most affected. This was a timing issue impacting Q1, and Doble does not expect this to impact its year.
“We expect to see sequential sales and EPS growth in each of the next three quarters, and the second half of the year is expected to be significantly higher than the first half. I remain excited about our growth in 2013 and our commitment remains the same – to achieve our long-term goal of increasing shareholder value.”

Dividend Payment

The next quarterly cash dividend of $0.08 per share will be paid on April 18 to stockholders of record on April 4.

Share Repurchase Program

During the first quarter ended December 31, 2012, the Company spent approximately $10 million to repurchase approximately 270,000 shares, bringing the total amounts repurchased under the current authorization to approximately $15 million and 420,000 shares.

Business Outlook

Statements contained in the preceding and following paragraphs are based on current expectations. Statements that are not strictly historical are considered forward-looking, and actual results may differ materially.

Test Segment Restructuring

As described in the Company’s November 12, 2012 release, Management announced the restructuring of the Test segment, which included the closure of the Glendale Heights, Illinois facility. Management previously announced it was analyzing the operating cost structure across the Company to see where improvements in operating efficiency could be achieved. This process was undertaken to help protect and expand future operating margins, as well as to supplement future EPS growth.
During Q1 2013, Test incurred $1 million of costs related to the Glendale Heights facility lease buyout and severance. Total restructuring costs are expected to be approximately $3 million and will be incurred through March 31, 2013. As a result of these actions, the partial year cost savings in 2013 will be approximately $1 million (excluding restructuring costs), and once completed, are expected to yield recurring annual savings of approximately $3 million in 2014 and beyond. The net impact of this restructuring is expected to increase Test segment EBIT margins above 13 percent beginning in 2014.
While further restructuring activities of this magnitude are not currently expected, Management continues to review all of its other operations to ensure that the respective businesses are properly sized to deliver the operating results required to meet the earnings commitments previously communicated.

Fiscal Year 2013

Management’s expectations for 2013 are consistent with the guidance presented in the November 12, 2012 release.
Management continues to see strong growth in 2013 across the business. Based on projected revenue growth of approximately 10 percent, Management expects 2013 EPS – “As Adjusted” in the range of $2.30 to $2.50 per share, which excludes estimated Test segment restructuring charges. The 2013 effective tax rate is expected to be 33 percent.
On a quarterly basis, Management expects 2013 revenues and EPS to be significantly second half weighted. The first half of 2013 reflects the initial deliveries to SoCalGas against the full operating infrastructure in place to support the project. Additionally, the first half of 2013 is expected to be lower than the first half of 2012 due to fewer electric COOP shipments in 2013.
The anticipated sales and EPS growth in the second half of 2013 will be supported by SoCalGas being in full deployment mode, Test having completed its facility restructuring delivering higher margins, higher electric COOP shipments (timing during the year), and the water business delivering at higher levels than in the first half.

Conference Call

The Company will host a conference call today, February 7, at 4 p.m. Central Time, to discuss the Company’s first quarter 2013 operating results. A live audio webcast will be available on the Company’s website at www.escotechnologies.com. Please access the website at least 15 minutes prior to the call to register, download and install any necessary audio software. A replay of the conference call will be available for seven days on the Company’s website noted above or by phone (dial 1-888-843-7419 and enter the pass code 34018852).

Forward-Looking Statements

Statements in this press release regarding the amount and timing of the Company’s expected 2013 and beyond revenues, growth, margins, tax rates, EPS, EBIT, sales, orders, the timing, size and success of the SoCalGas AMI project, the costs, benefits and timing of the Test segment restructure, the amount and timing of COOP shipments and water business, the likelihood of further restructuring activities, new products, new market initiatives, the size, number and timing of growth opportunities in the future, the long-term success of the Company, and any other statements which are not strictly historical are “forward-looking” statements within the meaning of the safe harbor provisions of the federal securities laws. Investors are cautioned that such statements are only predictions and speak only as of the date of this release, and the Company undertakes no duty to update. The Company’s actual results in the future may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the Company’s operations and business environment including, but not limited to: the risk factors described in Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2012; and the following: changes in requirements or financial constraints impacting SoCalGas; the success of the Company’s competitors; changes in federal or state energy laws; the Company’s successful performance of its AMI contracts; site readiness issues with Test segment customers; weakening of economic conditions in served markets; changes in customer demands or customer insolvencies; competition; intellectual property rights; technical difficulties; unforeseen charges impacting corporate operating expenses; delivery delays or defaults by customers; the performance of the Company’s international operations; material changes in the costs and availability of certain raw materials; termination for convenience of customer contracts; timing and content of future contract awards and customer orders; containment of engineering and development costs; performance issues with key customers, suppliers and subcontractors; labor disputes; the impacts of natural disasters such as hurricanes on the Company’s operations and those of the Company’s customers and suppliers; changes in laws and regulations, including but not limited to changes in accounting standards and taxation requirements; costs relating to environmental matters arising from current or former facilities; uncertainty regarding the ultimate resolution of current disputes, claims, litigation or arbitration; the Company’s successful execution of internal restructuring plans; and the Company’s ability to successfully integrate newly-acquired businesses.

Non-GAAP Financial Measures

The financial measures EBIT, EBIT margin and EPS – “As Adjusted” are presented in this press release. The Company defines EBIT as earnings before interest and taxes from continuing operations, EBIT margin as a percent of net sales and EPS – “As Adjusted” as GAAP EPS less the Test segment restructuring charges (representing $0.04 per share during the first quarter of 2013). EBIT, EBIT margin and EPS – “As Adjusted” are not recognized in accordance with U.S. generally accepted accounting principles (GAAP). However, Management believes that EBIT and EBIT margin are useful in assessing the operational profitability of the Company’s business segments because they exclude interest and taxes, which are generally accounted for across the entire Company on a consolidated basis. EBIT is also one of the measures used by Management in determining resource allocations within the Company as well as incentive compensation. The Company believes that the presentation of EBIT, EBIT margin and EPS – “As Adjusted” provides important supplemental information to investors by facilitating comparisons with other companies, many of which use similar non-GAAP financial measures to supplement their GAAP results. The use of non-GAAP financial measures is not intended to replace any measures of performance determined in accordance with GAAP.
ESCO, headquartered in St. Louis, is a proven supplier of special purpose utility solutions for electric, gas, and water utilities, including hardware and software to support advanced metering applications and fully automated intelligent instrumentation. In addition, the Company provides engineered filtration products to the aviation, space, and process markets worldwide and is the industry leader in RF shielding and EMC test products. Further information regarding ESCO and its subsidiaries is available on the Company’s website at www.escotechnologies.com.

- tables attached -

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES Condensed Consolidated Statements of Operations (Unaudited) (Dollars in thousands, except per share amounts)

	Three Months Ended December 31, 2012	Three Months Ended December 31, 2011

Net Sales	$145,265	152,925
Cost and Expenses:
Cost of sales	94,038	92,721
Selling, general and administrative expenses	46,939	48,690
Amortization of intangible assets	3,500	3,153
Interest expense	563	491
Other (income) expenses, net	(72)	(472)
Total costs and expenses	144,968	144,583

Earnings before income taxes	297	8,342
Income taxes	51	3,135

Net earnings	$246	5,207

Earnings per share:
Basic
Net earnings	$0.01	0.20

Diluted
Net earnings	$0.01	0.19

Average common shares O/S:
Basic	26,495	26,671
Diluted	26,680	26,857

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES Condensed Business Segment Information (Unaudited) (Dollars in thousands)

	Three Months Ended December 31,
	2012		2011

Net Sales
Utility Solutions Group	$62,618		$70,349
Test	36,295		39,354
Filtration	46,352		43,222
Totals	$145,265		$152,925

EBIT
Utility Solutions Group	$(2,208)		$4,966
Test	519		1,947
Filtration	8,801		8,236
Corporate	(6,252)	(1)	(6,316)	(2)
Consolidated EBIT	860		8,833
Less: Interest expense	(563)		(491)
Earnings before income taxes	$297		$8,342

Note:Depreciation and amortization expense was $6.5 million and $6.0 million for the quarters ended December 31, 2012 and 2011, respectively.
(1) Includes $0.9 million of amortization of acquired intangible assets.
(2) Includes $1.2 million of amortization of acquired intangible assets.

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES Condensed Consolidated Balance Sheets (Unaudited) (Dollars in thousands)

	December 31, 2012	September 30, 2012

Assets
Cash and cash equivalents	$33,489	30,215
Accounts receivable, net	132,411	151,051
Costs and estimated earnings on long-term contracts	10,669	14,567
Inventories	118,934	108,061
Current portion of deferred tax assets	22,577	22,313
Other current assets	25,551	17,237
Total current assets	343,631	343,444

Property, plant and equipment, net	79,806	75,876
Intangible assets, net	244,526	231,473
Goodwill	388,352	361,280
Other assets	22,516	21,680
	$1,078,831	1,033,753

Liabilities and Shareholders’ Equity
Short-term borrowings and current maturities of long-term debt	$51,630	50,000
Accounts payable	45,985	54,049
Current portion of deferred revenue	28,355	24,920
Other current liabilities	68,976	75,236
Total current liabilities	194,946	204,205
Deferred tax liabilities	90,737	88,675
Other liabilities	58,955	44,560
Long-term debt	113,000	65,000
Shareholders’ equity	621,193	631,313
	$1,078,831	1,033,753

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (Dollars in thousands)

Three Months Ended December 31, 2012
Cash flows from operating activities:
Net earnings	$246
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	6,472
Stock compensation expense	1,157
Changes in current assets and liabilities	(4,975)
Effect of deferred taxes	1,798
Change in deferred revenue and costs, net	(1,073)
Pension contributions	(730)
Other	(1,242)
Net cash provided by operating activities	1,653

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(28,247)
Capital expenditures	(5,348)
Additions to capitalized software	(4,017)
Net cash used by investing activities	(37,612)

Cash flows from financing activities:
Proceeds from long-term debt	53,630
Principal payments on long-term debt	(4,000)
Dividends paid	(2,132)
Purchases of common stock into treasury	(9,703)
Other	463
Net cash provided by financing activities	38,258

Effect of exchange rate changes on cash and cash equivalents	975

Net increase in cash and cash equivalents	3,274
Cash and cash equivalents, beginning of period	30,215
Cash and cash equivalents, end of period	$33,489

Add

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES Other Selected Financial Data (Unaudited) (Dollars in thousands)

Backlog And Entered Orders – Q1 FY 2013	Utility Solutions	Test	Filtration	Total
Beginning Backlog – 10/1/12	$187,795	79,418	139,689	406,902
Entered Orders	95,082	42,837	57,151	195,070
Sales	(62,618)	(36,295)	(46,352)	(145,265)
Ending Backlog – 12/31/12	$220,259	85,960	150,488	456,707

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